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                                                                  Exhibit (e)(2)

                       [Lanier Worldwide, Inc. Letterhead]

                                  June 22, 2000



Ricoh Company, Ltd.
15-5 Minami-Aoyama 1-chome
Minato-ku, Tokyo 107-8544
Japan

Attention:        Masami Takeiri
                  Director

Gentlemen:

         In connection with the consideration by you and Lanier Worldwide, Inc., a Delaware corporation (the "Company"), of a possible negotiated transaction, the Company and you expect to make available to one another certain nonpublic information concerning their respective businesses, financial condition, operations, personnel, assets and liabilities. As a condition to such information being furnished to each party and its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives"), each party agrees to treat any such nonpublic information concerning the other party (whether prepared by the disclosing party, its advisors or otherwise and irrespective of the form of communication) which is furnished hereunder to a party or to its Representatives by or on behalf of the disclosing party (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions hereinafter set forth.

        1. EVALUATION MATERIAL. The term "Evaluation Material" also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by each party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to such party or its Representatives pursuant hereto which is not available to the general public. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by the receiving party or its Representatives; (ii) was within the receiving party's possession prior to its being furnished to the receiving party by or on behalf of the disclosing party, provided that the source of such information was not known by the receiving party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other party with respect to such information; (iii) is or becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party, or any of its Representatives, provided that such source was not known by

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Ricoh Company, Ltd.
June 22, 2000
Page 2


the receiving party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other party with respect to such information; (iv) is independently developed by the recipient without use of Evaluation Material; or (v) is disclosed by the recipient or its Representatives with the disclosing party's prior written consent.

        2. USE OF EVALUATION MATERIAL. Each party hereby agrees that it and its Representatives shall use the other party's Evaluation Material solely for the purpose of evaluating, negotiating and consummating a possible transaction between the parties, and that the disclosing party's Evaluation Material will be kept confidential and each party and its Representatives will not disclose or use for purposes other than the evaluation, negotiation and consummation of a transaction any of the other party's Evaluation Material in any manner whatsoever; provided, however, that (i) the receiving party may make any disclosure of such information to which the disclosing party gives its prior written consent and (ii) any of such information may be disclosed to the receiving party's Representatives who need to know such information for the sole purpose of assisting the receiving party in evaluating, negotiating and consummating a possible transaction between the parties (it being understood that such Representatives shall be informed by the receiving party of the confidential nature of such information and shall be directed by the receiving party to treat such information confidentially). In any event, the receiving party shall be responsible for any breach of this Agreement by any of its Representatives and the receiving party agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

        3. NON-DISCLOSURE. In addition, each party agrees that, without the prior written consent of the other party, it and its Representatives will not disclose to any other person the fact that the Evaluation Material has been made available hereunder, that discussions or negotiations are taking place concerning a possible transaction involving the parties or any of the terms, conditions or other facts with respect thereto, including the status thereof; provided, however, that a party may make such disclosure if, in the written opinion of such party's outside legal counsel, such disclosure is necessary in order to comply with, or avoid committing a violation of, any law or any rule of any applicable stock exchange or system.

        4. REQUIRED DISCLOSURE. In the event that a party or any of its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the other party's Evaluation Material, the party requested or required to make the disclosure shall provide the other party with prompt written notice of any such request or requirement so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by such other party, the party requested or required to make the disclosure or any of its Representatives are nonetheless, in the opinion of legal counsel, legally compelled to disclose the other party's Evaluation Material to any tribunal,

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Ricoh Company, Ltd.
June 22, 2000
Page 3


the party requested or required to make the disclosure or its Representative may, without liability hereunder, disclose to such tribunal only that portion of the other party's Evaluation Material which such counsel advises is legally required to be disclosed, provided that the party requested or required to make the disclosure exercises its reasonable efforts to preserve the confidentiality of the other party's Evaluation Material, including, without limitation, by cooperating with the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the other party's Evaluation Material by such tribunal.

        5. TERMINATION OF DISCUSSIONS. If either party decides that it does not wish to proceed with a transaction with the other party, the party so deciding will promptly inform the other party of that decision by giving written notice thereof. In that case, or at any time upon the request of either disclosing party for any reason, each receiving party will promptly redeliver to the disclosing party all written Evaluation Material furnished to the receiving party or its Representatives by or on behalf of the disclosing party pursuant hereto, and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever prepared by the receiving party or its Representatives which contain, reflect or are based upon the information in the Evaluation Material shall be destroyed or, at the receiving party's election, shall be delivered to outside legal counsel of the receiving party (where such materials shall be held in confidence, except as needed in the context of actual or threatened legal proceedings, or destroyed), and such destruction or delivery to outside counsel shall be certified in writing to the disclosing party by an authorized officer of the receiving party supervising such destruction or making such delivery to outside counsel.

        6. REPRESENTATION OF ACCURACY. Each party understands and acknowledges that neither party nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material made available by it or to it. Each party agrees that neither party nor any of its Representatives shall have any liability to the other party or to any of its Representatives relating to or resulting from the use of such other party's Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding the transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

        7. NON-SOLICITATION. In consideration of the furnishing of Evaluation Material hereunder, each party agrees that, for a period of two years from the date hereof, neither such party nor any of its controlled affiliates will solicit to employ any of the current officers or employees of the other party with whom such party has contact or who is specifically identified to such party during the period of such party's investigation of the other party with respect to a possible transaction, so long as they are employed by the other party, without obtaining the prior written consent of the other party; provided, however, that solicitation for purposes of this paragraph shall not include solicitation of employees or officers (i) who first solicit employment from such party, or (ii) who are solicited (A) by advertising in periodicals of general circulation,

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Ricoh Company, Ltd.
June 22, 2000
Page 4


or (B) by an employee search firm on behalf of such party, so long as such party did not directly encourage such firm to solicit such employee or officer or any other employees or officers of the other party.

        8. STANDSTILL. You agree that, during the period commencing the date hereof and ending on November 8, 2001, unless you shall have been specifically invited in writing by the Company, neither you nor any of your affiliates will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries; (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934); (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. You also agree during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). Notwithstanding the foregoing, the preceding restrictions contained in this paragraph 8 shall cease to be applicable if a third party shall formally commence any public tender or exchange offer for the outstanding common stock of the Company or if the Company shall publicly announce any proposed merger or other business combination involving the Company pursuant to which the outstanding common stock of the Company would cease to be listed on a national stock exchange.

        9. DEFINITIVE AGREEMENT. Each party understands and agrees that no contract or agreement providing for any transaction involving the parties shall be deemed to exist between the parties unless and until a final definitive agreement has been executed and delivered. Each party also agrees that unless and until a final definitive agreement regarding a transaction between the parties has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement or otherwise except for the matters specifically agreed to herein. For purposes of this paragraph, the term "definitive agreement" does not include an executed letter of intent or any other preliminary written agreement. Both parties further acknowledge and agree that each party reserves the right, in its sole discretion, to provide or not provide Evaluation Material to the receiving party hereunder, to reject any and all proposals made by the other party or any of its Representatives with regard to a transaction between the parties, and to terminate discussions and negotiations at any time.

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Ricoh Company, Ltd.
June 22, 2000
Page 5

        10. MISCELLANEOUS. This Agreement is for the benefit of each party and its respective directors, officers, stockholders, affiliates, and agents, and shall be governed by and construed in accordance with the laws of the State of New York.


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Ricoh Company, Ltd.
June 22, 2000
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        Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement between you and the Company.

                                   Very truly yours,

                                   LANIER WORLDWIDE, INC.


                                   By:      /s/ James A. MacLennan
                                      ------------------------------------
                                            James A. MacLennan
                                            Executive Vice President and Chief
                                            Financial Officer


Accepted and agreed as of
the date first written above:

RICOH COMPANY, LTD.



By:      /S/ MASAMI TAKEIRI
   --------------------------
         Masami Takeiri
         Managing Director